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                                                                       Exhibit 5

October 30, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Registration Statement on Form S-3 for Debt Securities to be Offered Pursuant to Rule 415

Ladies and Gentlemen:

We have acted as counsel to UGI Utilities, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission ("Commission") of a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), relating to the issuance and sale from time to time by the Company of up to $123,000,000 aggregate principal amount of debt securities ("Debt Securities"), each series of which will be offered on terms to be determined at the time of sale.

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto, the Indenture dated as of August 1, 1993, between the Company and First Union National Bank, formerly known as First Fidelity Bank, National Association, as trustee (the "Indenture"), the corporate records and documents, statements and certificates of officers of the Company, and have made such other and further investigations, as we have deemed relevant.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, when (i) authorized by the Company in accordance with the Indenture, (ii) executed and authenticated in accordance with the Indenture and (iii) delivered as contemplated in the Registration Statement and the Indenture against payment therefor, the Debt Securities registered on the Registration Statement will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting
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creditors' rights generally, general equity principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Opinion" in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,


Morgan, Lewis & Bockius LLP